August 19, 2016

Mutual Fund & Variable Insurance Trust

36 N. New York Ave.

Huntington, NY 11743

Re: Mutual Fund & Variable Insurance Trust File Nos. 333-212618

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with the N-14 filed on July 21, 2016. We hereby give you our consent to incorporate by reference the Legal Opinion into the amended N-14 to be filed on August 19, 2016 and consent to all references to us in the filing.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

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